Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, October 24, 2023: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2023. For the three months ended September 30, 2023, the Company reported net income of $4.5 million, or $0.21 per diluted share, compared to net income of $6.0 million, or $0.28 per diluted share, for the three months ended September 30, 2022. On a linked quarter basis, net income was $4.5 million, or $0.21 per diluted share, as compared to net income of $2.8 million, or $0.13 per diluted share, for the three months ended June 30, 2023. For the nine months ended September 30, 2023, net income was $12.6 million, or $0.58 per diluted share, compared to net income of $16.9 million, or $0.77 per diluted share, for the nine months ended September 30, 2022.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about November 22, 2023 to shareholders of record on November 8, 2023.

James C. Hagan, President and Chief Executive Officer, commented, “We are pleased overall with our third quarter results and the success of our deposit growth, as well as our continued expense management initiatives. We were able to successfully grow deposits by $18.3 million in the third quarter, and at September 30, 2023, 72% of total deposits were insured. The Company also maintains a strong liquidity position, which covers approximately 137% of uninsured deposits as of September 30, 2023. We remain focused on expense management initiatives, and were able to decrease expenses by $778,000, or 5.2%, from the first quarter of 2023 to the third quarter of 2023. Total loans increased $23.4 million, or 1.2%, since December 31, 2022, and our asset quality continues to remain strong, with nonperforming loans to total loans at 0.31% as of September 30, 2023, and classified assets decreasing 28.7% from December 31, 2022.”

Hagan concluded, “In order to continue to increase shareholder value, during the nine months ended September 30, 2023, we repurchased 404,905 shares of our common stock at an average price per share of $7.27. We believe that share repurchases represents a prudent use of capital, especially when they are accretive to book value. Our team remains committed to our community and to our existing and new customers in our local market area with our competitive products and services that are based on true relationship banking, while providing continued access to local decision makers. We believe our various growth, customer and expense initiatives are creating positive impacts to our performance and are positioning the Company for future growth and increased profitability.”

Key Highlights:

Loans and Deposits

At September 30, 2023, total loans of $2.0 billion increased $23.4 million, or 1.2%, from December 31, 2022. During the same period, total deposits decreased $53.1 million, or 2.4%, to $2.2 billion at September 30, 2023, but increased $18.3 million, or 0.9%, from June 30, 2023. Core deposits, which are defined by the Company as all deposits except for time deposits, decreased $224.0 million, or 12.3%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.6 billion, or 73.2% of total deposits, at September 30, 2023. The decrease in core deposits was partially offset by a $170.9 million, or 41.5%, increase in time deposits from $411.7 million at December 31, 2022 to $582.6 million at September 30, 2023. The loan-to-deposit ratio increased from 89.3% at December 31, 2022 to 92.6% at September 30, 2023.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At September 30, 2023, the Company had $845.4 million in immediate liquidity compared to $615.9 million in uninsured deposits, or 28.3% of total deposits, representing a coverage ratio of 137%. Uninsured deposits of the bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

Allowance for Loan Losses and Credit Quality

At September 30, 2023, the allowance for credit losses was $20.0 million, or 0.99% of total loans and 317.6% of nonperforming loans, compared to $19.9 million, or 1.00% of total loans and 350.0% of nonperforming loans, at December 31, 2022. At September 30, 2023, nonperforming loans totaled $6.3 million, or 0.31% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. Total delinquent loans increased $1.1 million, or 25.8%, from $4.5 million, or 0.22% of total loans, at December 31, 2022, to $5.6 million, or 0.28% of total loans, at September 30, 2023.

Current Expected Credit Loss

On January 1, 2023, the Company implemented the accounting rules for the measurement of Credit Losses on Financial Instruments (“CECL”). The January 1, 2023, or “Day 1” tax-effected transitional impact to retained earnings was $9,000 due to the following: a decrease in the pooled credit reserve of $931,000 and the establishment of a reserve liability for unfunded commitments of $918,000. Additionally, the allowance for credit losses includes $2.1 million in reserves related to purchase credit deteriorated (“PCD”) loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders’ equity.

Net Interest Margin

The net interest margin was 2.70% for the three months ended September 30, 2023 compared to 2.81% for the three months ended June 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.72% for the three months ended September 30, 2023, compared to 2.83% for the three months ended June 30, 2023.

Stock Repurchase Program

On July 26, 2022, the Board of Directors authorized a stock repurchase plan (the “2022 Plan”), pursuant to which the Company is authorized to repurchase up to 1.1 million shares, representing approximately 5.0% of the Company’s outstanding common stock as of the time the 2022 Plan was announced. During the three months ended September 30, 2023, the Company repurchased 155,161 shares of common stock under the 2022 Plan, with an average price per share of $6.50. During the nine months ended September 30, 2023, the Company repurchased 404,905 shares of common stock under the 2022 Plan, with an average price per share of $7.27. As of September 30, 2023, there were 651,439 shares of common stock available for repurchase under the 2022 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2022 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

Book value per share was $10.53 at September 30, 2023, compared to $10.27 at December 31, 2022, while tangible book value per share, a non-GAAP financial measure, increased $0.26, or 2.7%, from $9.61 at December 31, 2022 to $9.87 at September 30, 2023. As of September 30, 2023, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations. See pages 19-22 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Westfield Bank Defined Benefit Pension Plan

The Board of Directors previously announced the termination of the Westfield Bank Defined Benefit Plan (the “DB Plan”) on October 31, 2022, subject to required regulatory approval. At December 31, 2022, the Company reversed $7.3 million in net unrealized losses recorded in accumulated other comprehensive income attributed to both the DB Plan curtailment resulting from the termination of the DB Plan as well as changes in discount rates. In addition, during the three months ended December 31, 2022, the Company recorded a gain on curtailment of $2.8 million through non-interest income. During the nine months ended September 30, 2023, the Company made an additional cash contribution of $1.3 million in order to fully fund the DB Plan on a plan termination basis. In addition, for those participants who did not opt for a one-time lump sum payment, the Company funded $6.3 million to purchase a group annuity contract to transfer its remaining liabilities under the DB Plan. In addition, during the nine months ended September 30, 2023, the Company recognized the final termination expense of $1.1 million related to the DB Plan termination, which was recorded through non-interest income.

Net Income for the Three Months Ended September 30, 2023 Compared to the Three Months Ended June 30, 2023

The Company reported net income of $4.5 million, or $0.21 per diluted share, for the three months ended September 30, 2023, compared to net income of $2.8 million, or $0.13 per diluted share, for the three months ended June 30, 2023. Net interest income decreased $463,000, or 2.7%, non-interest income increased $2.0 million or 126.9%, non-interest expense decreased $433,000, or 3.0%, and provision for credit losses decreased $66,000, or 15.7%, during the same period. For the three months ended September 30, 2023, non-interest income included a non-taxable gain of $778,000 on bank-owned life insurance (“BOLI”) death benefits. For the three months ended June 30, 2023, non-interest income included a one-time, non-recurring final termination expense of $1.1 million, due to the termination of the Company’s DB Plan.

Return on average assets and return on average equity were 0.70% and 7.60%, respectively, for the three months ended September 30, 2023, compared to 0.43% and 4.72%, respectively, for the three months ended June 30, 2023.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary source of revenues, decreased $463,000, or 2.7%, to $16.4 million for the three months ended September 30, 2023, from $16.8 million for the three months ended June 30, 2023. The decrease in net interest income was primarily due to an increase in interest expense of $1.6 million, or 19.5%, partially offset by an increase in interest income of $1.1 million, or 4.4%. The increase in interest expense was a result of competitive pricing on deposits due to the continued high interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin decreased 11 basis points to 2.70%, for the three months ended September 30, 2023, from 2.81% for the three months ended June 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.72% for the three months ended September 30, 2023, compared to 2.83% for the three months ended June 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.28% for the three months ended September 30, 2023, compared to 4.14% for the three months ended June 30, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.64% for the three months ended September 30, 2023, compared to 4.49% for the three months ended June 30, 2023. During the three months ended September 30, 2023, average interest-earning assets decreased $2.1 million, or 0.1% to $2.4 billion, primarily due to an decrease in average securities of $13.3 million, or 3.6%, and a decrease in average other investments of $1.2 million, or 8.8%, partially offset by an increase in average short-term investments, consisting of cash and cash equivalents, of $12.0 million, or 116.4%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 25 basis points from 1.39% for the three months ended June 30, 2023 to 1.64% for the three months ended September 30, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 6 basis points to 0.70% for the three months ended September 30, 2023, from 0.64% for the three months ended June 30, 2023. The average cost of time deposits increased 72 basis points from 2.74% for the three months ended June 30, 2023 to 3.46% for the three months ended September 30, 2023. The average cost of borrowings, including subordinated debt, decreased 7 basis points from 4.88% for the three months ended June 30, 2023 to 4.81% for the three months ended September, 2023. During the same period, average demand deposits, an interest-free source of funds, remained virtually unchanged at $591.9 million, or 27.5% of total average deposits, for the three months ended September 30, 2023.

Provision for (Reversal of) Credit Losses

During the three months ended September 30, 2023, the Company recorded a provision for credit losses of $354,000, compared to a provision for credit losses of $420,000 during the three months ended June 30, 2023. The provision for credit losses includes a $55,000 negative provision for unfunded commitments primarily due to the impact of decreased unfunded loan commitments. Total unfunded loan commitments decreased $6.7 million, or 3.7%, to $172.9 million at September 30, 2023 from $179.6 million at June 30, 2023. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. The Company also increased the qualitative reserve to consider the potential losses resulting from future recessionary pressures. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment and supportable forecast period.

During the three months ended September 30, 2023, the Company recorded net charge-offs of $78,000, compared to net recoveries of $25,000 for the three months ended June 30, 2023.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $2.0 million, or 126.9%, to $3.6 million for the three months ended September 30, 2023, from $1.6 million for the three months ended June 30, 2023. During the three months ended September 30, 2023, non-interest income included a non-taxable gain of $778,000 on BOLI death benefits. During the three months ended June 30, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination.

Service charges and fees on deposits decreased $96,000, or 4.3%, from the three months ended June 30, 2023 to $2.1 million for the three months ended September 30, 2023. Income from BOLI decreased $40,000, or 8.1%, from the three months ended June 30, 2023, to $454,000 for the three months ended September 30, 2023. During the three months ended September 30, 2023, the Company reported a gain on non-marketable equity investments of $238,000. At June 30, 2023, the Company did not have comparable non-interest income from non-marketable equity investments. During the three months ended September 30, 2023, the Company reported a loss on the disposal of premises and equipment of $3,000. The Company did not have a comparable loss during the three months ended June 30, 2023.

Non-Interest Expense

For the three months ended September 30, 2023, non-interest expense decreased $433,000, or 3.0%, to $14.1 million from $14.6 million for the three months ended June 30, 2023.

Salaries and employee benefits decreased $134,000, or 1.7%, to $8.0 million. Other non-interest expense decreased $191,000, or 7.5%, professional fees decreased $160,000, or 19.9%, occupancy expense decreased $44,000, or 3.7%, and furniture and equipment expense decreased $10,000, or 2.0%. These decreases were partially offset by an increase in advertising expense of $23,000, or 6.8%, an increase in FDIC insurance expense of $51,000, or 17.6%, and an increase in data processing expense of $32,000, or 4.0%.

For the three months ended September 30, 2023, the efficiency ratio was 70.6% compared to 78.9% for the three months ended June 30, 2023. For the three months ended September 30, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 74.4% compared to 74.3% for the three months ended June 30, 2023. See pages 19-22 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended September 30, 2023 was $1.0 million, or an effective tax rate of 18.7%, compared to $704,000, or an effective tax rate of 20.3%, for the three months ended June 30, 2023. The decrease in the Company’s effective tax rate was primarily due to BOLI death benefits recognized during the three months ended September 30, 2023.

Net Income for the Three Months Ended September 30, 2023 Compared to the Three Months Ended September 30, 2022.

The Company reported net income of $4.5 million, or $0.21 per diluted share, for the three months ended September 30, 2023, compared to net income of $6.0 million, or $0.28 per diluted share, for the three months ended September 30, 2022. Net interest income decreased $3.9 million, or 19.2%, non-interest income increased $1.0 million or 39.5%, non-interest expense decreased $225,000, or 1.6%, and provision for credit losses decreased $321,000, or 47.6%, during the same period. During the three months ended September 30, 2023, non-interest income included a non-taxable gain of $778,000 in BOLI death benefits. Return on average assets and return on average equity were 0.70% and 7.60%, respectively, for the three months ended September 30, 2023, compared to 0.93% and 10.90%, respectively, for the three months ended September 30, 2022.

Net Interest Income and Net Interest Margin

Net interest income decreased $3.9 million, or 19.2%, to $16.4 million, for the three months ended September 30, 2023, from $20.3 million for the three months ended September 30, 2022. The decrease in net interest income was due to an increase in interest expense of $8.1 million, or 549.2%, partially offset by an increase in interest and dividend income of $4.1 million, or 19.1%. Interest expense on deposits increased $6.5 million and interest expense on borrowings increased $1.5 million. The increase in interest expense was a result of competitive pricing on deposits due to the continued higher interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.70% for the three months ended September 30, 2023, compared to 3.35% for the three months ended September 30, 2022. The net interest margin, on a tax-equivalent basis, was 2.72% for the three months ended September 30, 2023, compared to 3.37% for the three months ended September 30, 2022. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.28% for the three months ended September 30, 2023, compared to 3.59% for the three months ended September 30, 2022. The average loan yield, without the impact of tax-equivalent adjustments, was 4.64% for the three months ended September 30, 2023, compared to 3.93% for the three months ended September 30, 2022. During the three months ended September 30, 2023, average interest-earning assets increased $1.5 million, or 0.1%, to $2.4 billion primarily due to an increase in average loans of $33.7 million, or 1.7%, an increase in average other investments of $2.1 million, or 21.1%, and an increase in average short-term investments, consisting of cash and cash equivalents, of $8.4 million, or 60.7%, partially offset by a decrease in average securities of $42.8 million, or 10.6%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 139 basis points from 0.25% for the three months ended September 30, 2022 to 1.64% for the three months ended September 30, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 51 basis points to 0.70% for the three months ended September 30, 2023, from 0.19% for the three months ended September 30, 2022. The average cost of time deposits increased 316 basis points from 0.30% for the three months ended September 30, 2022 to 3.46% for the three months ended September 30, 2023. The average cost of borrowings, including subordinated debt, increased 69 basis points from 4.12% for the three months ended September 30, 2022 to 4.81% for the three months ended September 30, 2023. Average demand deposits, an interest-free source of funds, decreased $67.0 million, or 10.2%, from $658.9 million, or 29.0% of total average deposits, for the three months ended September 30, 2022, to $591.9 million, or 27.5% of total average deposits, for the three months ended September 30, 2023.

Provision for Credit Losses

During the three months ended September, 30, 2023, the Company recorded a provision for credit losses of $354,000, under the CECL model, compared to a provision for credit losses of $675,000 during the three months ended September 30, 2022, under the incurred loss model. The decrease was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately provisioned for the current economic environment and supportable forecast period.

The Company recorded net charge-offs of $78,000 for the three months ended September 30, 2023, as compared to net charge-offs of $27,000 for the three months ended September 30, 2022.

Non-Interest Income

Non-interest income increased $1.0 million, or 39.5%, to $3.6 million for the three months ended September 30, 2023, from $2.6 million for the three months ended September 30, 2022. During the three months ended September 30, 2023, the Company recorded a non-taxable gain of $778,000 in BOLI death benefits. Service charges and fees decreased $78,000, or 3.5%, from the three months ended September 30, 2022 to $2.1 million for the three months ended September 30, 2023, primarily due to changes in the Company’s overdraft program that were implemented in the first quarter of 2023. Income from BOLI increased $63,000, or 16.1%, for the three months ended September 30, 2022 to $454,000 for the three months ended September 30, 2023. During the three months ended September 30, 2023, the Company reported a gain of $238,000 on non-marketable equity investments compared to a gain of $211,000 during the three months ended September 30, 2022. During the three months ended September 30, 2022, the Company reported unrealized losses on marketable equity securities of $235,000. During the three months ended September 30, 2023, the Company did not have comparable gains or losses. During the three months ended September 30, 2023, the Company reported a loss on the disposal of premises and equipment of $3,000. The Company did not have a comparable gain or loss during the same period in 2022.

Non-Interest Expense

For the three months ended September 30, 2023, non-interest expense decreased $225,000, or 1.6%, to $14.1 million from $14.3 million for the three months ended September 30, 2022. The decrease in non-interest expense was due to a decrease in professional fees of $160,000, or 19.9%, a decrease in salaries and benefits of $70,000, or 0.9%, a decrease in occupancy expense of $67,000, or 5.5%, a decrease in advertising expense of $57,000, or 13.6%, and a decrease in other non-interest expense of $73,000, or 3.0%. These decreases were partially offset by an increase in data processing of $117,000, or 16.5%, an increase in FDIC insurance expense of $68,000, or 24.9%, and an increase in furniture and equipment of $17,000, or 3.7%.

For the three months ended September 30, 2023, the efficiency ratio was 70.6%, compared to 62.7% for the three months ended September 30, 2022. For the three months ended September 30, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 74.4% compared to 62.6% for the three months ended September 30, 2022. The efficiency ratio increase was driven by decreased revenues, defined as net interest income and non-interest income, during the three months ended September 30, 2023 compared to the three months ended September 30, 2022. See pages 19-22 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended September 30, 2023 was $1.0 million, representing an effective tax rate of 18.7%, compared to $1.9 million, representing an effective tax rate of 23.7%, for three months ended September 30, 2022. The decrease in the Company’s effective tax rate was primarily due to BOLI death benefits recognized during the three months ended September 30, 2023.

Net Income for the Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

For the nine months ended September 30, 2023, the Company reported net income of $12.6 million, or $0.58 per diluted share, compared to $16.9 million, or $0.77 per diluted share, for the nine months ended September 30, 2022. Return on average assets and return on average equity were 0.66% and 7.19% for the nine months ended September 30, 2023, respectively, compared to 0.88% and 10.26% for the nine months ended September 30, 2022, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2023, net interest income decreased $6.7 million, or 11.4%, to $51.7 million, compared to $58.4 million for the nine months ended September 30, 2022. The decrease in net interest income was due to an increase in interest expense of $18.7 million, or 470.4%, partially offset by an increase in interest and dividend income of $12.0 million, or 19.3%. The increase in interest expense was due to an increase in interest expense on deposits of $14.7 million, or 468.2%, and an increase in interest expense on borrowings of $3.9 million, or 478.6%. For the nine months ended September 30, 2023, interest and dividend income included $52,000 in Paycheck Protection Program (“PPP Income”), compared to $710,000 during the nine months ended September 30, 2022.

The net interest margin for the nine months ended September 30, 2023 was 2.88% compared to 3.26% during the nine months ended September 30, 2022. The net interest margin, on a tax-equivalent basis, was 2.90% for the nine months ended September 30, 2023, compared to 3.28% for the nine months ended September 30, 2022. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core to high cost time deposits, which was partially offset with an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.14% for the nine months ended September 30, 2023, compared to 3.48% for the nine months ended September 30, 2022. The average loan yield, without the impact of tax-equivalent adjustments, was 4.49% for the nine months ended September 30, 2023, compared to 3.86% for the nine months ended September 30, 2022. During the nine months ended September 30, 2023, average interest-earning assets increased $5.2 million, or 0.2% to $2.4 billion, primarily due to an increase in average loans of $62.9 million, or 3.2%, and an increase in average other investments of $2.4 million, or 23.2%, partially offset by a decrease in average securities of $41.2 million, or 10.0%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $18.9 million, or 59.4%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 109 basis points from 0.23% for the nine months ended September 30, 2022 to 1.32% for the nine months ended September 30, 2023. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 46 basis points to 0.62% for the nine months ended September 30, 2023, from 0.16% for the nine months ended September 30, 2022. The average cost of time deposits increased 239 basis points from 0.33% for the nine months ended September 30, 2022 to 2.72% for the nine months ended September 30, 2023. The average cost of borrowings, including subordinated debt, increased 60 basis points from 4.24% for the nine months ended September 30, 2022 to 4.84% for the nine months ended September 30, 2023. Average demand deposits, an interest-free source of funds, decreased $35.3 million, or 5.5%, from $642.6 million, or 28.4% of total average deposits, for the nine months ended September 30, 2022, to $607.3 million, or 28.0% of total average deposits, for the nine months ended September 30, 2023.

Provision for Credit Losses

During the nine months ended September 30, 2023, the Company recorded a provision for credit losses of $386,000, under the CECL model, compared to a provision for credit losses of $550,000 during the nine months ended September 30, 2022 under the incurred loss model. The increase in reserves was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The Company recorded net charge-offs of $1.9 million for the nine months ended September 30, 2023, as compared to net charge-offs of $129,000 for the nine months ended September 30, 2022.

Non-Interest Income

For the nine months ended September 30, 2023, non-interest income increased $504,000, or 6.6%, from $7.7 million during the nine months ended September 30, 2022 to $8.2 million. During the nine months ended September 30, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination and also recorded a non-taxable gain of $778,000 on BOLI death benefits. During the same period, service charges and fees decreased $170,000, or 2.5%, primarily due to changes in the Company’s overdraft program that were implemented in 2023 and income from BOLI increased $91,000, or 7.0%. Other income from loan-level swap fees on commercial loans decreased $25,000 for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. During the nine months ended September 30, 2023, the Company reported a gain of $590,000 on non-marketable equity investments compared to a gain of $352,000 during the nine months ended September 30, 2022. During the nine months ended September 30, 2022, the Company reported unrealized losses on marketable equity securities of $736,000 and realized losses on the sale of securities of $4,000. The Company did not have comparable investment activity in 2023. During the nine months ended September 30, 2023, the Company reported a loss on the disposal of premises and equipment of $3,000. The Company did not have a comparable gain or loss during the same period in 2022.

Non-Interest Expense

For the nine months ended September 30, 2023, non-interest expense increased $333,000, or 0.8%, to $43.6 million, compared to $43.2 million for the nine months ended September 30, 2022. The increase in non-interest expense was primarily due to an increase in data processing of $208,000, or 9.6%, and increase in FDIC insurance expense of $190,000, or 24.0%, an increase in professional fees of $104,000, or 5.0%, and an increase in other non-interest expense of $111,000, or 1.6%. These increases were partially offset by a decrease in advertising expense of $112,000, or 9.1%, a decrease in furniture and equipment expense of $87,000, or 5.6%, a decrease in occupancy expense of $56,000, or 1.5%, and decrease in salaries and employee benefits of $25,000, or 0.1%. During the nine months ended September 30, 2023, other non-interest expense included $154,000 in expense related to the DB Plan termination.

For the nine months ended September 30, 2023, the efficiency ratio was 72.7%, compared to 65.5% for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 73.0%, compared to 65.1% for the nine months ended September 30, 2022. The adjusted efficiency ratio is a non-GAAP measure. See pages 19-22 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2023 was $3.4 million, representing an effective tax rate of 21.3%, compared to $5.4 million, representing an effective tax rate of 24.3%, for nine months ended September 30, 2022. The decrease in the Company’s effective tax rate was primarily due to lower pre-tax income for the nine months ended September 30, 2023 compared to the same period in 2022 as well as BOLI death benefits recognized during the three months ended September 30, 2023.

Balance Sheet

At September 30, 2023, total assets were $2.6 billion and increased $31.8 million, or 1.3%, from December 31, 2022. The increase in total assets was mainly related to an increase in total loans of $23.4 million, or 1.2%, an increase in cash and cash equivalents of $31.9 million, or 105.2%, to $62.3 million, partially offset by a decrease in investment securities of $27.7 million, or 7.2%, to $355.7 million.

Investments

At September 30, 2023, the available-for-sale (“AFS”) and held-to-maturity (“HTM”) securities portfolio represented 13.8% of total assets compared to 14.8% at December 31, 2022. At September 30, 2023, the Company’s AFS securities portfolio, recorded at fair market value, decreased $16.3 million, or 11.1%, from $147.0 million at December 31, 2022 to $130.7 million. The HTM securities portfolio, recorded at amortized cost, decreased $5.2 million, or 2.2%, from $230.2 million at December 31, 2022 to $225.0 million at September 30, 2023. The marketable equity securities portfolio decreased $6.2 million, or 100.0%, from $6.2 million at December 31, 2022 due to the redemption of marketable equity securities during the nine months ended September 30, 2023. The decrease in the AFS and HTM securities portfolios was primarily due to amortization and payoffs recorded during the nine months ended September 30, 2023.

At September 30, 2023, the Company reported unrealized losses on the AFS securities portfolio of $38.5 million, or 22.7% of the amortized cost basis of the AFS securities portfolio, compared to unrealized losses of $32.2 million, or 18.0% of the amortized cost basis of the AFS securities at December 31, 2022. At September 30, 2023, the Company reported unrealized losses on the HTM securities portfolio of $48.2 million, or 21.4%, of the amortized cost basis of the HTM securities portfolio, compared to $39.2 million, or 17.0% of the amortized cost basis of the HTM securities portfolio at December 31, 2022.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $6.8 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At September 30, 2023 and December 31, 2022, the Company did not record any impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

At September 30, 2023, total loans increased $23.4 million, or 1.2%, to $2.0 billion from December 31, 2022. Residential real estate loans, including home equity loans, increased $18.7 million, or 2.7%, commercial real estate loans increased $11.0 million, or 1.0%, and commercial and industrial loans decreased $7.3 million, or 3.3%.

The following table is a summary of our outstanding loan balances for the periods indicated:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)
Commercial real estate loans	$1,080,361	$1,075,429	$1,079,664	$1,069,323

Residential real estate loans:
Residential	606,221	597,812	595,097	589,503
Home equity	107,561	107,004	105,801	105,557
Total residential real estate loans	713,782	704,856	700,898	695,060

Commercial and industrial loans:
PPP loans	1,415	1,864	2,129	2,274
Commercial and industrial loans	211,162	225,229	215,971	217,574
Total commercial and industrial loans	212,577	227,093	218,100	219,848
Consumer loans	5,768	5,986	5,667	5,045
Total gross loans	2,012,488	2,013,364	2,004,329	1,989,276
Unamortized PPP loan fees	(70)	(78)	(99)	(109)
Unamortized premiums and net deferred loans fees and costs	2,402	2,307	2,269	2,233
Total loans	$2,014,820	$2,015,593	$2,006,499	$1,991,400

Credit Quality

Credit quality remains sound and our loan portfolio continues to perform well. Total delinquency was 0.28% of total loans at September 30, 2023, compared to 0.22% of total loans at December 31, 2022. At September 30, 2023, nonperforming loans totaled $6.3 million, or 0.31% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. At September 30, 2023, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets was 0.24% at September 30, 2023 and 0.22% at December 31, 2022. At September 30, 2023 and at December 31, 2022, the Company did not have any other real estate owned. The allowance for credit losses as a percentage of total loans was 0.99% at September 30, 2023, compared to 1.00% at December 31, 2022. At September 30, 2023, the allowance for credit losses as a percentage of nonperforming loans was 317.6%, compared to 350.0% at December 31, 2022. Total classified loans, defined as special mention and substandard loans, decreased $18.4 million, or 28.7%, from $64.0 million, or 3.2% of total loans, at December 31, 2022 to $45.6 million, or 2.3%, of total loans at September 30, 2023.

We continue to maintain diversity among property types and within our geographic footprint. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation. Management will continue to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk.

Deposits

Total deposits decreased $53.1 million, or 2.4%, from December 31, 2022, to $2.2 billion at September 30, 2023, due to industry-wide pressures and a competitive market for deposits but increased $18.3 million, or 0.9%, from June 30, 2023. Core deposits, which the Company defines as all deposits except time deposits, decreased $224.0 million, or 12.3%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.6 billion, or 73.2% of total deposits, at September 30, 2023. Money market accounts decreased $146.2 million, or 18.2%, to $654.9 million, non-interest-bearing deposits decreased $51.9 million, or 8.0%, to $593.6 million, savings accounts decreased $30.1 million, or 13.5%, to $192.3 million and interest-bearing checking accounts increased $4.2 million, or 2.8%, to $152.9 million. Time deposits increased $170.9 million, or 41.5%, from $411.7 million at December 31, 2022 to $582.6 million at September 30, 2023. Brokered time deposits, which are included in time deposits, totaled $1.7 million at September 30, 2023. The Company did not have any brokered deposits at December 31, 2022.

The table below is a summary of our deposit balances for the periods noted:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Dollars in thousands)
Core Deposits:
Demand accounts	$593,601	$584,511	$625,656	$645,571
Interest bearing accounts	152,886	162,823	133,727	148,670
Savings accounts	192,321	203,376	218,800	222,436
Money market accounts	654,909	672,483	721,219	801,076
Total Core Deposits	$1,593,717	$1,623,193	$1,699,402	$1,817,753

Time Deposits:
Time deposits less than $250,000	$384,472	$338,667	$300,907	$279,953
Time deposits of $250,000 or more	198,114	196,114	156,819	131,737
Total Time Deposits:	582,586	534,781	457,726	411,690
Total Deposits:	$2,176,303	$2,157,974	$2,157,128	$2,229,443

During the nine months ended September 30, 2023, the Company experienced a higher level of competition not only from local competitors but also from money market funds and Treasury notes that were offering higher returns. In addition, the Company also saw an unfavorable shift in deposit mix from low cost core deposits to high cost time deposits as customers migrated to higher yields.

The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis to retain a long-term customer relationship base and to efficiently compete for and retain deposits in our local market. At September 30, 2023, the Bank’s uninsured deposits represented 28.3% of total deposits, compared to 30.8% at December 31, 2022.

Borrowings

At September 30, 2023, total borrowings increased $87.6 million, or 140.8%, from $62.2 million at December 31, 2022 to $149.8 million. Short-term borrowings decreased $32.5 million, or 78.5%, to $8.9 million, compared to $41.4 million at December 31, 2022. Long-term borrowings increased $120.0 million, from $1.2 million at December 31, 2022, to $121.2 million at September 30, 2023, to replace deposit attrition. Long-term borrowings consisted of $31.2 million outstanding with the Federal Home Loan Bank (“FHLB”) and $90.0 million outstanding under the Bank Term Funding Program (“BTFP”). At September 30, 2023, borrowings also consisted of $19.7 million in fixed-to-floating rate subordinated notes.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. On March 12, 2023, the Federal Reserve made available the BTFP, which enhances the ability of banks to borrow greater amounts against certain high-quality, unencumbered investments at par value.

During the nine months ended September 30, 2023, the Company participated in the BTFP, which enabled the Company to pay off higher rate FHLB advances. With the BTFP, the Company has the ability to pay off the BTFP advance prior to maturity without incurring a penalty or termination fee. The Company advanced $90.0 million under the BTFP during the nine months ended September 30, 2023 and had $25.3 million in availability under the BTFP as of September 30, 2023.

At September 30, 2023, the Company had available borrowing capacity with the FHLB of $551.6 million, including its overnight Ideal Way Line of Credit. In addition, at September 30, 2023, the Company had available borrowing capacity of $48.4 million from the Federal Reserve Discount Window, with no outstanding borrowings. At September 30, 2023, the Company also had available borrowing capacity of $25.0 million from two unsecured credit lines with correspondent banks, with no outstanding borrowings. At September 30, 2023, the Company has $650.3 million in total available borrowing capacity.

Hedging Program

During the nine months ended September 30, 2023, the Company executed a $200 million fair value hedge on fixed-rate assets with maturities up to 18 months, where the Company exchanged, or swapped, fixed rate payments for floating rate payments. The Company’s hedging program aims to reduce the Company’s sensitivity to interest rates by locking in a spread.

Capital

At September 30, 2023, shareholders’ equity was $230.9 million, or 8.9% of total assets, compared to $228.1 million, or 8.9% of total assets, at December 31, 2022. The increase was primarily attributable to net income of $12.6 million, partially offset by an increase in accumulated other comprehensive loss of $3.6 million, $3.1 million for the repurchase of common stock and cash dividends paid of $4.6 million. At September 30, 2023, total shares outstanding were 21,927,242.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets. Total Risk-Based Capital Ratio at September 30, 2023 was 14.4%, compared to 14.2% at December 31, 2022.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.69% at September 30, 2023 and 9.49% at December 31, 2022. The Bank’s tangible common equity (“TCE”) to tangible assets ratio, a non-GAAP financial measure, was 8.58% at September 30, 2023, compared to 8.52% at December 31, 2022.  Fluctuations in the TCE ratio were driven by the changes in the unrealized loss on available-for-sale securities. TCE is a non-GAAP measure. See pages 19-22 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
•	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
•	changes in economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;
•	inflation and governmental responses to inflation, including recent and potential future increases in interest rates that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
•	significant changes in accounting, tax or regulatory practices or requirements;
•	new legal obligations or liabilities or unfavorable resolutions of litigation;
•	disruptive technologies in payment systems and other services traditionally provided by banks;
•	the highly competitive industry and market area in which we operate;
•	changes in business conditions and inflation;
•	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
•	failure or circumvention of our internal controls or procedures;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2023	2023	2023	2022	2022	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans	$23,451	$22,450	$21,329	$21,274	$19,543	$67,230	$55,990
Securities	2,033	2,094	2,149	2,174	2,104	6,276	6,122
Other investments	166	146	106	75	47	418	102
Short-term investments	251	119	54	62	60	424	129
Total interest and dividend income	25,901	24,809	23,638	23,585	21,754	74,348	62,343

INTEREST EXPENSE:
Deposits	7,704	6,069	4,103	2,206	1,164	17,876	3,146
Short-term borrowings	117	646	703	272	48	1,466	58
Long-term debt	1,444	995	74	—	—	2,513	—
Subordinated debt	253	253	254	253	254	760	761
Total interest expense	9,518	7,963	5,134	2,731	1,466	22,615	3,965

Net interest and dividend income	16,383	16,846	18,504	20,854	20,288	51,733	58,378

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	354	420	(388)	150	675	386	550

Net interest and dividend income after provision for (reversal of) credit losses	16,029	16,426	18,892	20,704	19,613	51,347	57,828

NON-INTEREST INCOME:
Service charges and fees	2,145	2,241	2,187	2,329	2,223	6,573	6,743
Income from bank-owned life insurance	454	494	440	428	391	1,388	1,297
Loss on sales of securities, net	—	—	—	—	—	—	(4)
Unrealized gain (loss) on marketable equity securities	—	—	—	19	(235)	—	(736)
Loss on disposal of premises and equipment	(3)	—	—	—	—	(3)	—
Gain on sale of mortgages	—	—	—	—	—	—	2
Gain on non-marketable equity investments	238	—	352	70	211	590	352
(Loss) gain on defined benefit plan termination	—	(1,143)	—	2,807	—	(1,143)	—
Gain on bank-owned life insurance death benefit	778	—	—	—	—	778	—
Other income	—	—	—	—	—	—	25
Total non-interest income	3,612	1,592	2,979	5,653	2,590	8,183	7,679

NON-INTEREST EXPENSE:
Salaries and employees benefits	7,955	8,089	8,431	8,197	8,025	24,475	24,500
Occupancy	1,159	1,203	1,348	1,218	1,226	3,710	3,766
Furniture and equipment	482	492	486	479	465	1,460	1,547
Data processing	824	792	753	724	707	2,369	2,161
Professional fees	643	803	757	617	803	2,203	2,099
FDIC insurance	341	290	352	255	273	983	793
Advertising	362	339	417	178	419	1,118	1,230
Other	2,352	2,543	2,352	2,335	2,425	7,247	7,136
Total non-interest expense	14,118	14,551	14,896	14,003	14,343	43,565	43,232

INCOME BEFORE INCOME TAXES	5,523	3,467	6,975	12,354	7,860	15,965	22,275

INCOME TAX PROVISION	1,033	704	1,671	3,320	1,861	3,408	5,422
NET INCOME	$4,490	$2,763	$5,304	$9,034	$5,999	$12,557	$16,853

Basic earnings per share	$0.21	$0.13	$0.24	$0.42	$0.28	$0.58	$0.77
Weighted average shares outstanding	21,560,940	21,634,683	21,699,042	21,676,892	21,757,027	21,631,067	21,947,989
Diluted earnings per share	$0.21	$0.13	$0.24	$0.42	$0.28	$0.58	$0.77
Weighted average diluted shares outstanding	21,680,113	21,648,235	21,716,869	21,751,409	21,810,036	21,681,251	22,001,371

Other Data:
Return on average assets (1)	0.70%	0.43%	0.84%	1.40%	0.93%	0.66%	0.88%
Return on average equity (1)	7.60%	4.72%	9.31%	16.67%	10.90%	7.19%	10.26%
Efficiency ratio	70.61%	78.92%	69.34%	52.83%	62.69%	72.71%	65.45%
Adjusted efficiency ratio (2)	74.38%	74.31%	70.49%	59.31%	62.63%	72.98%	65.06%
Net interest margin	2.70%	2.81%	3.14%	3.44%	3.35%	2.88%	3.26%
Net interest margin, on a fully tax-equivalent basis	2.72%	2.83%	3.16%	3.47%	3.37%	2.90%	3.28%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, loss on disposal of premises and equipment, gain on non-marketable equity investments, gains and losses on defined benefit plan termination and gain on bank-owned life insurance death benefit.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Cash and cash equivalents	$62,267	$31,689	$23,230	$30,342	$27,113
Available-for-sale securities, at fair value	130,709	141,481	146,373	146,997	148,716
Held-to-maturity securities, at amortized cost	225,020	222,900	226,996	230,168	234,387
Marketable equity securities, at fair value	—	—	6,309	6,237	11,280
Federal Home Loan Bank of Boston and other restricted stock - at cost	3,063	3,226	7,173	3,352	2,234

Loans	2,014,820	2,015,593	2,006,499	1,991,400	2,007,672
Allowance for credit losses (1)	(19,978)	(19,647)	(19,031)	(19,931)	(20,208)
Net loans	1,994,842	1,995,946	1,987,468	1,971,469	1,987,464

Bank-owned life insurance	74,713	75,554	75,060	74,620	74,192
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,906	2,000	2,094	2,188	2,281
Other assets	79,998	77,001	74,825	75,290	78,671
TOTAL ASSETS	$2,585,005	$2,562,284	$2,562,015	$2,553,150	$2,578,825

Total deposits	$2,176,303	$2,157,974	$2,157,128	$2,229,443	$2,287,754
Short-term borrowings	8,890	7,190	98,990	41,350	21,500
Long-term debt	121,178	121,178	31,178	1,178	1,178
Subordinated debt	19,702	19,692	19,682	19,673	19,663
Securities pending settlement	2,253	—	—	133	9
Other liabilities	25,765	22,252	21,815	33,230	37,021
TOTAL LIABILITIES	2,354,091	2,328,286	2,328,793	2,325,007	2,367,125

TOTAL SHAREHOLDERS' EQUITY	230,914	233,998	233,222	228,143	211,700
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,585,005	$2,562,284	$2,562,015	$2,553,150	$2,578,825

(1)	The Company adopted ASU 2016-13 on January 1, 2023 with a modified retrospective approach. Accordingly, beginning with March 31, 2023, the allowance for credit losses was determined in accordance with ASC 326, “Financial Instruments-Credit Losses.”

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Shares outstanding at end of period	21,927,242	22,082,403	22,209,347	22,216,789	22,246,545

Operating results:
Net interest income	$16,383	$16,846	$18,504	$20,854	$20,288
Provision for (reversal of) credit losses	354	420	(388)	150	675
Non-interest income	3,612	1,592	2,979	5,653	2,590
Non-interest expense	14,118	14,551	14,896	14,003	14,343
Income before income provision for income taxes	5,523	3,467	6,975	12,354	7,860
Income tax provision	1,033	704	1,671	3,320	1,861
Net income	4,490	2,763	5,304	9,034	5,999

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	2.72%	2.83%	3.16%	3.47%	3.37%
Interest rate spread, on a fully tax-equivalent basis	2.09%	2.29%	2.76%	3.26%	3.26%
Return on average assets	0.70%	0.43%	0.84%	1.40%	0.93%
Return on average equity	7.60%	4.72%	9.31%	16.67%	10.90%
Adjusted efficiency ratio (non-GAAP) (1)	74.38%	74.31%	70.49%	59.31%	62.63%

Per Common Share Data:
Basic earnings per share	$0.21	$0.13	$0.24	$0.42	$0.28
Per diluted share	0.21	0.13	0.24	0.42	0.28
Cash dividend declared	0.07	0.07	0.07	0.06	0.06
Book value per share	10.53	10.60	10.50	10.27	9.52
Tangible book value per share (non-GAAP)	9.87	9.94	9.84	9.61	8.85

Asset Quality:
30-89 day delinquent loans	$4,097	$4,092	$1,669	$2,578	$2,630
90 days or more delinquent loans	1,527	1,324	1,377	1,891	669
Total delinquent loans	5,624	5,416	3,046	4,469	3,299
Total delinquent loans as a percentage of total loans	0.28%	0.27%	0.15%	0.22%	0.16%
Nonperforming loans	$6,290	$5,755	$5,794	$5,694	$4,432
Nonperforming loans as a percentage of total loans	0.31%	0.29%	0.29%	0.29%	0.22%
Nonperforming assets as a percentage of total assets	0.24%	0.22%	0.23%	0.22%	0.17%
Allowance for credit losses as a percentage of nonperforming loans	317.62%	341.39%	328.46%	350.04%	455.96%
Allowance for credit losses as a percentage of total loans	0.99%	0.97%	0.95%	1.00%	1.01%
Net loan charge-offs (recoveries)	$78	$(25)	$1,850	$426	$27
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	0.09%	0.02%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, loss on disposal of premises and equipment, gain on non-marketable equity investments, gains and losses on defined benefit plan termination and gain on bank-owned life insurance death benefit.

The following table sets forth the information relating to our average balances and net interest income for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,007,267	$23,568	4.66%	$2,006,909	$22,572	4.51%	$1,973,580	$19,665	3.95%
Securities(2)	361,216	2,033	2.23	374,513	2,094	2.24	404,005	2,105	2.07
Other investments	12,155	166	5.42	13,329	146	4.39	10,037	47	1.86
Short-term investments(3)	22,349	251	4.46	10,326	119	4.62	13,911	60	1.71
Total interest-earning assets	2,402,987	26,018	4.30	2,405,077	24,931	4.16	2,401,533	21,877	3.61
Total non-interest-earning assets	156,503			154,490			154,955
Total assets	$2,559,490			$2,559,567			$2,556,488

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$144,792	269	0.74	$143,547	248	0.69	$139,678	123	0.35
Savings accounts	195,020	41	0.08	208,983	56	0.11	224,112	38	0.07
Money market accounts	656,066	2,488	1.50	701,116	2,330	1.33	911,282	743	0.32
Time deposit accounts	563,135	4,906	3.46	502,062	3,435	2.74	339,614	260	0.30
Total interest-bearing deposits	1,559,013	7,704	1.96	1,555,708	6,069	1.56	1,614,686	1,164	0.29
Borrowings	149,507	1,814	4.81	155,826	1,894	4.88	29,076	302	4.12
Interest-bearing liabilities	1,708,520	9,518	2.21	1,711,534	7,963	1.87	1,643,762	1,466	0.35
Non-interest-bearing deposits	591,933			591,437			658,853
Other non-interest-bearing liabilities	24,504			21,832			35,558
Total non-interest-bearing liabilities	616,437			613,269			694,411
Total liabilities	2,324,957			2,324,803			2,338,173
Total equity	234,533			234,764			218,315
Total liabilities and equity	$2,559,490			$2,559,567			$2,556,488
Less: Tax-equivalent adjustment(2)		(117)			(122)			(123)
Net interest and dividend income		$16,383			$16,846			$20,288
Net interest rate spread(4)			2.07%			2.27%			3.24%
Net interest rate spread, on a tax-equivalent basis(5)			2.09%			2.29%			3.26%
Net interest margin(6)			2.70%			2.81%			3.35%
Net interest margin, on a tax-equivalent basis(7)			2.72%			2.83%			3.37%
Ratio of average interest-earning assets to average interest-bearing liabilities			140.65%			140.52%			146.10%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2023 and 2022 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2023			2022
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,002,485	$67,586	4.51%	$1,939,593	$56,354	3.88%
Securities(2)	372,623	6,276	2.25	413,818	6,125	1.98
Other investments	12,528	418	4.46	10,172	102	1.34
Short-term investments(3)	12,922	424	4.39	31,804	129	0.54
Total interest-earning assets	2,400,558	74,704	4.16	2,395,387	62,710	3.50
Total non-interest-earning assets	154,525			150,885
Total assets	$2,555,083			$2,546,272

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$142,716	780	0.73%	$136,645	324	0.32%
Savings accounts	207,513	142	0.09	222,370	122	0.07
Money market accounts	711,173	6,813	1.28	900,280	1,812	0.27
Time deposit accounts	498,193	10,141	2.72	364,506	888	0.33
Total interest-bearing deposits	1,559,595	17,876	1.53	1,623,801	3,146	0.26
Short-term borrowings and long-term debt	130,796	4,739	4.84	25,819	819	4.24
Total interest-bearing liabilities	1,690,391	22,615	1.79	1,649,620	3,965	0.32
Non-interest-bearing deposits	607,338			642,632
Other non-interest-bearing liabilities	23,886			34,340
Total non-interest-bearing liabilities	631,224			676,972

Total liabilities	2,321,615			2,326,592
Total equity	233,468			219,680
Total liabilities and equity	$2,555,083			$2,546,272
Less: Tax-equivalent adjustment (2)		(356)			(367)
Net interest and dividend income		$51,733			$58,378
Net interest rate spread (4)			2.35%			3.16%
Net interest rate spread, on a tax-equivalent basis (5)			2.37%			3.18%
Net interest margin (6)			2.88%			3.26%
Net interest margin, on a tax-equivalent basis (7)			2.90%			3.28%
Ratio of average interest-earning assets to average interest-bearing liabilities			142.01%			145.21%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
			(In thousands)
Loans (no tax adjustment)	$23,451	$22,450	$21,329	$21,274	$19,543
Tax-equivalent adjustment	117	122	120	129	122
Loans (tax-equivalent basis)	$23,568	$22,572	$21,449	$21,403	$19,665

Securities (no tax adjustment)	$2,033	$2,094	$2,149	$2,174	$2,104
Tax-equivalent adjustment	—	—	—	1	1
Securities (tax-equivalent basis)	$2,033	$2,094	$2,149	$2,175	$2,105

Net interest income (no tax adjustment)	$16,383	$16,846	$18,504	$20,854	$20,288
Tax equivalent adjustment	117	122	120	130	123
Net interest income (tax-equivalent basis)	$16,500	$16,968	$18,624	$20,984	$20,411

Net interest income (no tax adjustment)	$16,383	$16,846	$18,504	$20,854	$20,288
Less:
Purchase accounting adjustments	4	5	(62)	87	(16)
Prepayment penalties and fees	14	43	—	134	99
PPP Income	12	26	15	18	19
Adjusted net interest income (non-GAAP)	$16,353	$16,772	$18,551	$20,615	$20,186

Average interest-earning assets	$2,402,987	$2,405,077	$2,393,504	$2,401,676	$2,401,533
Average interest-earning assets, excluding average PPP loans	$2,401,460	$2,403,076	$2,391,305	$2,399,297	$2,398,998
Net interest margin (no tax adjustment)	2.70%	2.81%	3.14%	3.44%	3.35%
Net interest margin, tax-equivalent	2.72%	2.83%	3.16%	3.47%	3.37%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP Income and prepayment penalties (non-GAAP)	2.70%	2.80%	3.15%	3.41%	3.34%

	For the quarter ended
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
			(In thousands)
Book Value per Share (GAAP)	$10.53	$10.60	$10.50	$10.27	$9.52
Non-GAAP adjustments:
Goodwill	(0.57)	(0.57)	(0.56)	(0.56)	(0.56)
Core deposit intangible	(0.09)	(0.09)	(0.10)	(0.10)	(0.11)
Tangible Book Value per Share (non-GAAP)	$9.87	$9.94	$9.84	$9.61	$8.85

Total Bank Equity (GAAP)	$234,612	$240,041	$238,887	$233,882	$217,787
Non-GAAP adjustments:
Goodwill	(12,487)	(12,487)	(12,487)	(12,487)	(12,487)
Core deposit intangible net of associated deferred tax liabilities	(1,370)	(1,438)	(1,505)	(1,573)	(1,640)
Tangible Capital (non-GAAP)	$220,755	$226,116	$224,895	$219,822	$203,660

Tangible Capital (non-GAAP)	$220,755	$226,116	$224,895	$219,822	$203,660
Unrealized losses on HTM securities net of tax	(34,622)	(27,286)	(25,825)	(28,194)	(29,670)
Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)	$186,133	$198,830	$199,070	$191,628	$173,990

Common Equity Tier (CET) 1 Capital	$249,441	$249,340	$247,996	$244,864	$237,345
Unrealized losses on HTM securities net of tax	(34,622)	(27,286)	(25,825)	(28,194)	(29,670)
Unrealized losses on defined benefit plan net of tax	—	—	(1,079)	(1,079)	(8,447)
Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)	$214,819	$222,054	$221,092	$215,591	$199,228

Total Assets for Leverage Ratio (non-GAAP)	$2,574,402	$2,572,583	$2,560,973	$2,579,141	$2,562,808

Tier 1 Leverage Ratio	9.69%	9.69%	9.68%	9.49%	9.26%

Tangible Common Equity (non-GAAP) = Tangible Capital (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.58%	8.79%	8.78%	8.52%	7.95%

Adjusted Tangible Common Equity for AFS Impact (non-GAAP) = Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.34%	8.63%	8.63%	8.36%	7.77%

Adjusted Tangible Common Equity for HTM Impact (non-GAAP) = Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	7.23%	7.73%	7.77%	7.43%	6.79%

	For the quarter ended
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
	(In thousands)
Income Before Income Taxes (GAAP)	$5,523	$3,467	$6,975	$12,354	$7,860

Non-GAAP adjustments:

Provision for (reversal of) credit losses	354	420	(388)	150	675

PPP Income	(12)	(26)	(15)	(18)	(19)
Loss (gain) on defined benefit plan termination	—	1,143	—	(2,807)	—
Gain on bank-owned life insurance death benefit	(778)	—	—	—	—
Income Before Taxes, Provision, PPP Income, Defined Benefit Termination and Bank-Owned Life Insurance Death Benefit (non-GAAP)	$5,087	$5,004	$6,572	$9,679	$8,516

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,118	$14,551	$14,896	$14,003	$14,343
Non-interest Expense for Adjusted Efficiency Ratio	$14,118	$14,551	$14,896	$14,003	$14,343

Net Interest Income (GAAP)	$16,383	$16,846	$18,504	$20,854	$20,288

Non-interest Income (GAAP)	$3,612	$1,592	$2,979	$5,653	$2,590
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	—	—	—	(19)	235
Gain on non-marketable equity investments	(238)	—	(352)	(70)	(211)
Loss on disposal of premises and equipment	3	—	—	—	—
Loss (gain) on defined benefit plan termination	—	1,143	—	(2,807)	—
Gain on bank-owned life insurance death benefit	(778)	—	—	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,599	$2,735	$2,627	$2,757	$2,614
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$18,982	$19,581	$21,131	$23,611	$22,902

Efficiency Ratio (GAAP)	70.61%	78.92%	69.34%	52.83%	62.69%

Adjusted Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	74.38%	74.31%	70.49%	59.31%	62.63%

	For the nine months ended
	9/30/2023	9/30/2022
	(In thousands)
Loans (no tax adjustment)	$67,230	$55,990
Tax-equivalent adjustment	356	364
Loans (tax-equivalent basis)	$67,586	$56,354

Securities (no tax adjustment)	$6,276	$6,122
Tax-equivalent adjustment	—	3
Securities (tax-equivalent basis)	$6,276	$6,125

Net interest income (no tax adjustment)	$51,733	$58,378
Tax equivalent adjustment	356	367
Net interest income (tax-equivalent basis)	$52,089	$58,745

Net interest income (no tax adjustment)	$51,733	$58,378
Less:
Purchase accounting adjustments	(53)	87
Prepayment penalties and fees	57	147
PPP Income	52	710
Adjusted net interest income (non-GAAP)	$51,677	$57,434

Average interest-earning assets	$2,400,558	$2,395,387
Average interest-earnings asset, excluding average PPP loans	$2,398,652	$2,388,541
Net interest margin (no tax adjustment)	2.88%	3.26%
Net interest margin, tax-equivalent	2.90%	3.28%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP Income and prepayment penalties (non-GAAP)	2.88%	3.22%